Exhibit 99.1

FOR IMMEDIATE RELEASE

                               Investor Contacts:          Press Contacts:
                               Pat Barry                   Curtis Hougland
                               CFO, Bluefly, Inc.          RLMpr
                               212- 944-8000 ext. 239      212-741-5106 ext. 220
                               pat@bluefly.com             curtis@RLMpr.com

               BLUEFLY RAISES OVER $7 MILLION IN PRIVATE PLACEMENT

New York, NY, June 27, 2005 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), announced today that it raised slightly over $7 million in gross proceeds in a private placement. The company plans to use a majority of the capital to fund an intensive customer acquisition marketing campaign.

"Over the past eighteen months, Bluefly has achieved impressive growth by revamping our merchandising strategy and re-setting our margin structure," said Melissa Payner-Gregor, Bluefly's CEO and President. "As a result of this success, Bluefly now has the opportunity to accelerate growth by launching a full scale marketing campaign. Having recently completed a comprehensive customer and prospect analysis, we are poised to use the capital infusion to focus firmly on customer acquisition."

The transaction was arranged by HPC Capital Management LLC of Atlanta and New York, and the investment group participating in the transaction was led by private equity firm Palisades Master Fund. Eight other private equity funds, including two funds affiliated with Soros Fund Management LLC - the company's majority shareholders - also purchased a portion of the new securities. In connection with the transaction, the new investors also purchased shares of the Soros funds' Series D preferred stock in the Company with an aggregate liquidation preference and accrued dividends of $3 million. The new investors paid the Soros funds $3 million for the Series D preferred stock.

Under the terms of the deal, Bluefly issued $7 million of preferred stock. The preferred stock is convertible into common stock at $2.32 per share, which represents approximately a 5% premium to market at the time the deal was signed. Bluefly also sold the non-Soros investors warrants to purchase approximately 600,000 shares of common stock at any time during the next three years at an exercise price equal to $2.87 per share. The company received $7 million for the preferred stock, and an additional $75,000 for the warrants.

Assuming all outstanding equity securities, stock options and warrants of the company were converted, the stock and warrants issued in this deal would equal approximately 4.9% of Bluefly's equity, and, following the deal, the Soros funds ownership would decrease from approximately 71% to approximately 65% of the company's total equity. The Company has agreed to file a registration statement with the Securities and Exchange Commission on behalf of the investors as soon as is practicable, in order to register the common stock underlying the preferred stock and the warrants.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

   This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking

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    statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its marketing initiatives; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and
 risks associated with our ability to handle increased traffic and/or continued
                          improvements to its Web site.